Exhibit 16.1

May 22, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Veru Inc.’s statements included under Item 4.01(a) of its Form 8-K filed on May 22, 2024 and we agree with such statements concerning our firm.

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